Exhibit 10dd

OPTION EXERCISE AGREEMENT

among

AMPAL-AMERICAN ISRAEL CORPORATION

and

MERHAV (M.N.F.) Limited

dated as of December 31, 2009

OPTION EXERCISE AGREEMENT

OPTION EXERCISE AGREEMENT (this “Agreement”), dated as of December 31, 2009, by and among Ampal-American Israel Corporation, a New York corporation (“Ampal”), and Merhav (m.n.f.) Limited, a company organized under the laws of the State of Israel (“Merhav”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Merhav, directly and through certain subsidiaries, including Merhav Renewable Energies Limited, a corporation organized under the laws of Cyprus (the “Company”), intends to develop a sugarcane ethanol-producing project in Colombia, as more fully described on Exhibit A hereto (the “Project”);

WHEREAS, Merhav and Ampal entered in to an Option Agreement, dated as of December 24, 2007 (as amended by the Letter Agreement, dated December 25, 2008, the “Option Agreement”) pursuant to which Ampal had an Option to purchase an equity interest in the Project; and

WHEREAS, as partial consideration for entering into and amending the original the Option Agreement Ampal loaned Merhav $20,000,000 evidenced by the Amended and Restated Promissory Note, dated as of December 25, 2008, by Merhav in favor of Ampal (the “Promissory Note”); and

WHEREAS, in consideration for Merhav (i) delaying the payment date for the purchase price of the equity interest upon the exercise of the Option and (ii) otherwise amending the terms of the exercise of the Option as contained herein, Ampal has agreed to extend the maturity of the Promissory Note as provided herein.

NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings for purposes of this Agreement:

“Adjusted Share Amount” has the meaning set forth in Section 2.2.

“Adjustment Termination Date” means the date which is 180 days after commercial operations of the Project commenced.

“Affiliate” means (i) with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood, that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding ownership interests in such other Person, through agreements or otherwise); and (ii) with respect to any natural Person, (1) any parent, grandparent, sibling, child or spouse of such natural Person, or other Person related by marriage to any such Persons, (2) any trust established for the benefit of such natural Person or any Affiliate of such natural Person or (3) any executor or administrator of the estate of such natural Person.

“Agreement” has the meaning set forth in the Preamble.

“Ampal Shares” has the meaning set forth in Section 2.1(a).

“Authority” means any governmental, judicial, legislative, executive, administrative or regulatory authority of Columbia, Israel and the United States or any state, local, provincial or foreign government or any subdivision, agency, commission, office or judicial, administrative or regulatory authority thereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Israel are authorized or obligated by law or executive order to close.

“Charter Documents” means any by-laws, charter, memorandum, certificate of incorporation, articles of association and any other similar constitutive or governing documents.

“Closing Date” means the date on which the sale and purchase of the Shares occurs in accordance with Section 2.3.

“Consent” means any consent, waiver, approval, authorization, exemption, registration, permit, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, that is required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any other Transaction Document or (ii) the consummation and performance of any of the transactions provided for hereby or thereby.

“Contract” or “Contracts” means any and all contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases, licenses, registrations, authorizations, mortgages, bonds, notes and other instruments (whether written or oral).

“Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, settlement agreements or awards of any Authority or arbitrator.

“Legal Requirements” means any and all (i) laws, ordinances and regulations, whether federal, provincial, state or local, of Israel, the United States, or any other applicable jurisdiction; (ii) codes, standards, rules, requirements and criteria issued under any laws, ordinances and regulations, whether federal, provincial, state or local of Israel, the United States or any other applicable jurisdiction; and (iii) Judgments.

“Liabilities” means any obligation, liability, or indebtedness of any kind, character or description, whether absolute, contingent, accrued, liquidated, unliquidated, known, unknown, executory or otherwise.

“Lien” means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, fiduciary assignment and any security or similar agreement of any kind or nature whatsoever.

“Necessary Action” means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by applicable Legal Requirements) reasonably necessary to cause such result.

“Note Balance” means the outstanding balance of principal, interest and all other amounts due under the Promissory Note as of the date hereof, which is $22,249,000.

“Option” has the meaning set forth in the  Option Agreement.

“Option Agreement” has the meaning set forth in the Recitals.

“Merhav Loan” has the meaning set forth in Section 4.4(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Per Share Purchase Price” means the quotient of the Purchase Price divided by the number of Ampal Shares.

“Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

“Pledge Agreement” means the Pledge Agreement, dated as of December 24, 2007, between Merhav and Ampal, delivered a security for the Loan.

“Preamble” means the preamble to this Agreement.

“Promissory Note” has the meaning set forth in the Recitals.

“Project” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Qualified Financing Date”  means the date on which long term debt financing was obtained for the Project from Banco Do Brazil or any other unaffiliated Third Party in an amount not less than $185 Million and the first disbursement under the financing facility has been provided or other proof of such financing commitment has been presented to Ampal to its full satisfaction.

“Recitals” means the recitals to this Agreement.

“Shares” means shares, par value 1 Euro per share, of the Company.

“Share Equivalents” means any securities which entitle the holder thereof to acquire Shares at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Shares or other securities that entitle the holder to receive, directly or indirectly, Shares.

“Shareholders Agreement” has the meaning set forth in Section 2.1(c) (ii).

“Strategic Partner Equity” means an equity interest not to exceed, after giving effect to the sale or issuance of such equity interest, 10% of the outstanding equity interests in the Project on a fully diluted basis, issued to a strategic partner mutually agreed to by Ampal and Merhav.

“Termination Date” means December 31, 2010.

“Transaction Documents” means each of this Agreement, the Shareholders Agreement, the Disclosure Letter, the Share Issuance Documentation and any other agreement, certificate or instrument delivered pursuant to any of the foregoing.

“Share Issuance Documentation” has the meaning set forth in Section 2.1(b)(i).

ARTICLE II

EXERCISE OF OPTION

2.1           Exercise of Option

   Subject to the conditions set forth in this Agreement, including without limitation Sections 2.1 (c), 2.1 (d) and Section 2.3 hereof.

(a)           On the Closing Date, against payment of the Purchase Price in accordance with Section 2.1(b), Merhav shall sell, or cause the Company to issue, to Ampal or its designee (after giving effect to such sale or issuance and subject to adjustment as set forth in Section 2.3 herein) such number of Shares representing a 25% interest in all the issued and outstanding equity interests in the Company, on a fully diluted basis (the “Ampal Shares”).

(b)           The Purchase Price for the Ampal Shares shall be the Note Balance as of the date of this Agreement, and shall be paid, unless otherwise agreed by the parties, on the Closing Date.  Merhav shall give Ampal 5 days notice of the proposed Qualified Financing Date, which shall be the proposed scheduled Closing Date.

(c)           On the Closing Date, Merhav shall deliver to Ampal (and Ampal’s obligations under this Agreement shall be subject to the receipt or waiver by Ampal) of the following:

(i)           such documentation reasonably requested by, and satisfactory to, Ampal necessary and desirable to transfer to Ampal the Ampal Shares, free and clear of any Liens(the “Share Issuance Documentation”);

(ii)           a duly executed Shareholder’s Agreement, among the equity holders in the Project, substantially in the form of Exhibit B hereto (the “Shareholders Agreement”);

(iii)           Merhav shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by an officer of Merhav, certifying to the fulfillment of the conditions specified in Section 2.3(b);

(iv)           payment in full of all outstanding amounts due and payable under the Promissory Note;

(v)           such other documentation reasonably requested by Ampal; and

(vi)           deliver to Ampal a Disclosure Letter reasonably satisfactory to Ampal.

(d)                      On the Closing Date, Ampal shall deliver to Merhav (and Merhav’s obligations under this Agreement shall be subject to the receipt or waiver by Merhav of) the following:

(vii)           the Shareholder’s Agreement duly executed by Ampal, and

(viii)           such documentation reasonably requested by Merhav to evidence the cancellation of the Promissory Note and the release of the pledge under the Pledge Agreement.

     2.2           Share Adjustment.  (a)  If prior to the Adjustment Termination Date, other than with respect to any Strategic Partner Equity, Merhav sells or the Company issues  Shares (or Share Equivalents entitling any Person to acquire Shares) at a price per Share less than the Per Share Purchase Price (if the holder of the Shares or Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such sale or issuance, be entitled to receive Shares at a price less than the Per Share Purchase Price, such issuance shall be deemed to have occurred for less than the Per Share Price), then, the Per Share Purchase Price shall be reduced to equal such lower price, and (i) if the adjustment occurs prior to the Closing Date, Ampal shall receive on the Closing Date such number of Shares equal to the Purchase Price divided by the Per Share Purchase Price as herein adjusted (the “Adjusted Share Amount”) and (ii) if such adjustment occurs after the Closing Date but prior to the Adjustment Termination Date, Merhav shall cause the Company to issue additional Shares to Ampal so that such Shares, together with the Shares Ampal received on the Closing Date, equal the Adjusted Share Amount.  Such adjustment shall be made whenever such Share or Share Equivalents are issued or sold.  Merhav shall notify Ampal in writing, no later than the 10 days prior to the issuance or sale of such Shares or Share Equivalents, subject to this Section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.

(b)           Notwithstanding the forgoing, Merhav may cause the issuance of additional Shares in the Company up to a maximum of 5% of the issued and outstanding Shares (after giving effect to any such issuances), provided that all holders of equity interests in the Company will be diluted pro rata with Ampal in connection with any such issuances.

2.3           Closing.

(a)           The Closing of the sale and purchase of the Ampal Shares will occur on the Qualifying Financing Date or as soon as practicable thereafter (the “Closing Date”), but no later than the Termination Date.

(b)           In addition to the conditions set forth in Section 2.1(c), Ampal’s obligations to purchase the Ampal Shares hereunder is subject to the satisfaction, or waiver by Ampal, of the following conditions:

(i)           The occurrence of the Qualified Financing Date;

(ii)           From the date hereof through the Closing Date, no material adverse change has occurred to the business, properties, assets, condition (financial or otherwise) of the Project has occurred (a “Material Adverse Effect”);

(iii)           There (i) shall not be in effect any Legal Requirement directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions or (ii) there shall not be pending or threatened by any proceeding challenging or seeking to prohibit or materially limit the transactions contemplated by this Agreement or any other Transaction Document.

(iv)           Merhav’s and the Company’s representations and warranties made in this Agreement or any other Transaction Document shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct on and as of such specified date).   Merhav shall have complied with all covenants required to be performed before the Closing Date.

ARTICLE III

MERHAV’S REPRESENTATIONS AND WARRANTIES

Merhav hereby represents and warrants to Ampal on the date hereof:

3.1           Existence; Authority; Enforceability.  Merhav is a company duly organized and validly existing under the laws of Israel.  The Company is a company duly organized and validly existing under the laws of Cyprus.  Each of Merhav and the Company has the requisite power and authority to enter into each Transaction Document to which it is a party and to perform its respective obligations thereunder.  The execution, delivery and performance by each of Merhav and the Company of each Transaction Document to which it will be a party and the consummation by it of the transactions contemplated hereby and thereby have been (or when required to be delivered will be) duly authorized and approved by all corporate action of Merhav or the Company, as the case may be.  Each of Merhav and the Company has duly and validly executed and delivered each Transaction Document to which it is a party, and each such Transaction Document constitutes (or when delivered shall constitute) its legal, valid and binding obligation, enforceable against Merhav or the Company, as the case may be, in accordance with its terms.

3.2           Interests in the Project.  (a)  Merhav currently owns 100% of the outstanding equity interests in the Company.  All of the issued and outstanding interests in the Company have been duly authorized, validly issued and are be fully paid, nonassessable, free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, any interest in the Company, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating any person to issue or dispose of any of its capital stock or any ownership interest therein.  When issued, the Ampal Shares shall be duly authorized, validly issued, fully paid, each assessable free of any preemptive right, with no liability attaching to the ownership thereof, and delivered to Ampal free and clean of any liens, other than an Agreement with Riagro S.A., pursuant to which Riagro shall be entitled to up to a 2.5% equity interest in the Project, coming from Merhav’s holdings in the Project.

3.3           Absence of Conflicts.  The execution and delivery by each of Merhav and the Company of the Transaction Documents to which it is a party and the performance of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby does not and will not conflict with, or result in the breach of any provision of, the Charter Documents of Merhav or the Company, as the case may be, or any Contract or violate any Legal Requirement applicable to Merhav or the Company, as the case may be.

3.4           Compliance With Law; Consents.  No Consent is required to be made or obtained by Merhav or the Company in connection with (i) the execution, delivery or performance of the Transaction Documents to be entered into by Merhav or the Company or (ii) the consummation of any of the transactions contemplated by the Transaction Documents.  To the best of Merhav’s knowledge, each of Merhav, the Company and the Project are in compliance in all material respects with all applicable Legal Requirements, except where such failure would not have or could not reasonably by expected to have a Material Adverse Effect on Merhav, the Company, or the Project or Merhav’s or the Company’s ability to consummate the transactions contemplated by, and perform its obligations, under the Transaction Documents.

3.5           Litigation.  There is no (a) litigation pending on behalf of or against or, to the best knowledge of Merhav, material litigation threatened in writing on behalf of or against the Company, Merhav or the Project or any of their properties, rights or assets (including cease and desist letters or requests for a license) or (b) litigation which questions or challenges (i) the validity of this Agreement or any Transaction Document or (ii) any action taken or to be taken by Merhav or the Company pursuant to this Agreement or any Transaction Document or in connection with the transactions contemplated hereby or thereby.

3.6           Fees.  Neither Merhav nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

3.7           Disclosure.  Merhav has provided to Ampal all documents and information (i) in Merhav’s or any of its Affiliate’s possession relating to the Project, and (ii) that is reasonably material in connection with its decision to exercise the Option. No representation or warranty by Merhav contained in this Agreement or any other Transaction Document and no information contained in any other instrument furnished or to be furnished to Ampal pursuant hereto or in connection with the transaction contemplated by this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  Merhav is not aware of any facts or circumstances which would cause the representations and warranties of Merhav contained in this Agreement or any other Transaction Documents to be untrue or incorrect.  To the knowledge of Merhav, after due inquiry, there is no fact, circumstance or condition which has had or could reasonably be expected to have a Material Adverse Effect on Merhav or the Project, which has not been disclosed to Ampal or its representatives.

ARTICLE IV

COVENANTS

4.1           Due Diligence.  In addition, Merhav hereby agrees to promptly deliver to Ampal (x) any new material information with respect to the Project in its possession or control and (y) any reports, models, projections or other information provided to any other person or entity.

4.2           Further Assurances.  Subject to the terms and conditions herein, each of the Parties agrees to take, or use reasonable commercial efforts in order to cause to be taken, all Necessary Actions and to do, or use reasonable commercial efforts in order to cause to be done, all things necessary, proper or advisable under all applicable Legal Requirements to consummate and make effective the transactions contemplated by the Transaction Documents to which it is a party.

4.3           Amendment of Promissory Note.  The Promissory Note is hereby deemed amended to extend the maturity date to the earlier of (i)December 31, 2010 and (ii) the Qualified Financing Date.

4.4           Loan to the Company.  (a)  Merhav and Ampal hereby agree that if they mutually determine that the Company needs additional funds for the continued development and operation of the Project, that, unless otherwise agreed, they shall each make a loan to the Company on identical  terms, which shall include, but not be limited to the following

(i)           an original principal amount of up to $15,000,000;

(ii)           an interest rate equal Ampal’s interest cost for funding such loan;

(iii)           convertible into Shares of the Company at a conversion price equal to the Per Share Purchase Price; provided, however, the Merhav Loan shall not be so convertible so long as Merhav or any of its Affiliates (other than Ampal or its designee) remain the lender under such Merhav Loan; and

(iv)           such loans will to be subordinated in right of payment to any third-party financing for the Project.

(b)           Until the first anniversary of any loan extended to the Company (or its subsidiaries or Affiliates in connection with the Project) by Merhav in accordance with Section 4.4(a) (the “Merhav Loan”), Ampal shall have the right to purchase the Merhav Loan from Merhav for  a purchase price equal to all the outstanding principal, interest and other amounts due under the loan, without premium.

4.5           Reporting Requirements. (a)  Merhav shall, or shall cause the Company to, provide Ampal, from time to time, with such information respecting the financial condition and operations of the Project, the Company and its subsidiaries as Ampal may reasonably request, including, without limitation,

(i)           any and all information that would be required for Ampal to comply with law, including, United States federal and state securities laws, and Israeli securities laws;

(ii)           requirements of NASDAQ and the Tel Aviv Stock Exchange, or any other stock exchange on which Ampal shares may be listed;

(iii)           as soon as available and in any event within 21 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries as of the end of such quarter and a consolidated statement of income and cash flows of the Company and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures as of the corresponding date and for the corresponding period of the preceding fiscal year, all in reasonable detail; and certified by the principal financial officer of the Company, subject, however, to year-end auditing adjustments; and

(iv)           as soon as available and in any event within 40 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for such fiscal year setting forth in each case in comparative form the corresponding figures as of the close of and for the preceding fiscal year, all in reasonable detail and, if requested by Ampal, audited by an internationally recognized accounting firm reasonably acceptable to Ampal.

4.6           Organizational Documents.  Prior to the Closing Date, Merhav shall cause the Company to make such changes to the Company’s organizational documents as Ampal reasonably requests, to reflect the agreements set forth in the Shareholder’s Agreement.

ARTICLE V

INDEMNITY SURVIVAL

5.1           Survival.  Each representation and warranty in this Agreement shall survive for a period of two years after the date hereof, provided that (i) the representation set forth in Section 3.1 and 3.2 shall survive indefinitely and (ii) the survival periods set forth in this Section 5.1 shall not apply to any claims involving fraud or bad faith on the part of any Party hereto.

5.2           Indemnification.  Merhav shall indemnify Ampal, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, each an “Indemnified Party”) against and hold them harmless from each and any and all actions, suits, proceedings, claims, liabilities, losses, charges, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel) (collectively, “Losses”) suffered or incurred by any such Indemnified Party arising from, in connection with, relating to or otherwise in respect of (i) any breach of, or any inaccuracy in, any representation or warranty made by Merhav in Article III of this Agreement, or Merhav or the Company in any other Transaction Document or in any certificate delivered by Merhav or any of it Affiliates pursuant hereto, in each case disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or like words, solely for the purpose of determining the Losses suffered by the relevant Ampal Indemnity,  or; (ii) any breach of any covenant of Merhav or the Company in this Agreement or any other Transaction Document.

5.3           Procedures Relating to Indemnification.  (a)  In order for any Indemnified Party specified in Section 5.2 to make a claim for any indemnification as provided for under Section 5.2 in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim within twenty Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.

(b)           If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not objected to by the Indemnified Party in its reasonable discretion.  Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except in the case of a conflict of interest, as described below).  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense (except that if, in the reasonable judgment of the Indemnifying Party’s counsel, a conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party may employ its own counsel, separate from the counsel employed by the Indemnifying Party, and may control its defense to the extent deemed necessary by the Indemnified Party).  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party is not assuming the defense thereof or during a conflict of interest (as described above).

(c)           If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof.  In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.  All reasonable out-of-pocket costs and expenses incurred in connection with an Indemnified Party’s cooperation shall be borne by the Indemnifying Party.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent.  If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnifying Party may recommend and which by its terms releases the Indemnifying Party completely in connection with such Third-Party Claim and which would not impose on the Indemnified Party and obligation to pay any amount or otherwise adversely affect the Indemnified Party or require any relief other than monetary damages (provided, however, that the Indemnified Party shall not be required to consent to any settlement, compromise or discharge which would require payments by the Indemnified Party in connection with such Third Party Claim).

(d)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party.  The indemnification required by Section 5.2 shall be made only after final judgment which can not be further appealed.  All claims under Section 5.2 other than Third-Party Claims shall be governed by Section 54.

(e)           The indemnification provisions of this Article V (i) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (ii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit).

5.4           Other Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 5.2 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party with reasonable promptness.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section 5.2, except to the extent that the Indemnifying Party has been  prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 5.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 5.2 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Loss (or any portion thereof) is estimated, on such later date when the amount of such Loss (or such portion thereof) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute as follows: (i) first, the parties shall negotiate in good faith for a period of up to 15 Business Days to resolve such dispute, then (ii) if the Indemnifying Party and the Indemnified Party are unable to reach an agreement, they shall resolve such dispute in accordance with Section 6.2.

5.5           Indemnification Limitations.  (a) Notwithstanding anything to the contrary herein, the indemnification undertakings of Purchaser in this Article V shall be subject to the following limitations: (i) Seller shall not be required to make any indemnification payment hereunder until such time as the Loss suffered by the Purchaser Indemnities exceeds $1,000,000 in the aggregate, in which case the Purchaser Indemnitees shall be entitled to indemnification for the full amount of such Losses, including those up to the $1,000,000 threshold and (ii) in any event, Merhav shall not be under the obligation to make any indemnification payment hereunder in excess, in the aggregate, of the Purchase Price.

ARTICLE VI

MISCELLANEOUS

6.1           Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without regard to its conflict of law principles (other than Section 5-1401 of the New York General Obligation Law).

6.2           Arbitration.. All disputes between the parties hereto arising under the terms of this Agreement or any other Transaction Documents shall be arbitrated in New York City under the rules of the American Arbitration Association then obtaining in the City of New York judgment on any award made by the arbitrators hereunder may be rendered in any court having jurisdiction.

6.3           Severability.  Each Section, subsection and clause of this Agreement and each other Transaction Documents constitutes a separate and distinct undertaking, covenant or provision hereof.  In the event that any provision of this Agreement or any other Transaction Document shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement or such Transaction Document, but every other provision of this Agreement or such Transaction Document shall remain in full force and effect.

6.4           Interpretation.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  Unless otherwise specified, words such as “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Articles” or “Sections” refer to Articles or Sections of this Agreement.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

6.5           Costs and Expenses.  Each Party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and each other Transaction Document and the transactions provided for hereby and thereby.

6.6           Notices.  All notices or other communications required or permitted by this Agreement or any other Transaction Document shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile (with confirmation copies delivered personally or by courier within three (3) Business Days), as follows:

If to Merhav, to:

Merhav (m.n.f) Ltd
33 Havatzelet Hasharon Street
Herzlia, Israel
Attention: Mr. Yossef Maiman and Mr. Leo Malamud
Facsimile:+972-9-9501733

If to Ampal, to:

Ampal-American Israel Corporation
10 Abba Avan St.
Ackerstein Tower C, 9th Floor
P. O. Box 12215
Herzlya 46733 Israel
Attention: Yoram Firon
Facsimile:+972-9-952-6001

with copies to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, NY, USA 10019
Attention: Kenneth Henderson, Esq.
Facsimile: (212) 541-1357

or to such other address as hereafter shall be furnished as provided in this Section 6.6 by any Party to any other Party.  Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

6.7           Counterparts.  This Agreement and each other Transaction Document may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

6.8           Entire Agreement.  This Agreement together with the other Transaction Documents set forth the entire understanding and agreement between the Parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.  In the event of any inconsistency between this Agreement and the other Transaction Documents, this Agreement shall govern as between the Parties with respect to the matters set forth herein.

6.9           No Third Party Rights; Assignment.  This Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor, of any Person other than the Parties and shall not be assignable without the prior written Consent of the other Parties.  Notwithstanding any of the foregoing, Ampal may transfer its rights and interests hereunder to an Affiliate.

6.10         Waivers and Amendments.  No modification of or amendment to this Agreement or any other Transaction Document shall be valid unless in writing signed by the Parties referring specifically to this Agreement or such other Transaction Document and stating the Parties’ intention to modify or amend the same.  Any waiver of any term or condition of this Agreement or any other Transaction Document must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement or any other Transaction Document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement as of the date first above written.

AMPAL-AMERICAN ISRAEL CORPORATION

By: /s/ Irit Eluz
       /s/ Yoram Firon

By:      __________________________________
Name: Irit Eluz                                             Yoram Firon
Title:   SVP                                                                   VP

MERHAV (M.N.F)  LIMITED

By: /s/ Leo Malamud
       /s/ Zvi Pinczowski

By:       __________________________________
Name:  Leo Malamud                             Zvi Pinczowski
Title:    SVP                                                                   VP

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